Neohydro Technologies Corp. Ready to Begin Pilot Project in Utah

HOUSTON, TEXAS. – December 11, 2008, Neohydro Technologies Corp. (OTC BB: NHYT) is pleased to announce the first pilot project for the portable “Rover™” waste water recycle / reuse unit.

Dean Themy CEO states, “After the successful roll out of our first assembly line “Rover ™” unit, we are extremely pleased to announce the first Pilot Project with H2O Waste Management Corporation (H20WMC) of Salt Lake City, Utah. After comprehensive testing and evaluation on our prototype units, H2OWMC has agreed to begin a pilot project in the Uinta Basin oil and gas play. We are enthusiastic about the potential for market penetration in this up and coming region where there were over 1,000 new well permits issued just this year with a total of about 6,200 producing well sites just in this region. If successful, H20WMC may require an initial order of up to 10 units of the “Rover™” just to begin servicing this small region of the Uinta Basin.”

The Uinta Basin is known as a drought region, which is facing heavy demands on its water infrastructure, which is required for the recovery process by the oil and gas industry. With Neohydro Technology’s “Rover™”, it will allow its oil and gas customers to re-use water up to four times, thus saving them with increasing fuel costs, water costs, transportation costs, and elevating any environmental concerns.

Re-using the water in this region will benefit all involved, oil and gas companies, the cities providing the water, and the environment. President of H2OWMC Mr. Demetri Politis states, “H2OWMC has done initial testing with Neohydro Technologies’ prototype equipment in the field and has done numerous case studies and laboratory testing. All testing proved extremely positive and are convinced that the “Rover™” equipment is very viable in the market place of waste water recycling for re injection. We are excited and looking forward to working with Neohydro Technologies on this Pilot Project and we see great benefits both economically and ecologically. It’s a win-win situation for all involved. ”

Further information on the Company can be found at www.sec.gov and the company’s website at www.neohydrotech.com

Contact:

Windfall Communications, LLC
Trevor Justus
866.590.6589
Email: Info@windfallcommunications.com

Safe Harbor Statement

Statements in this press release regarding Neohydro Technologies’ products, services, capabilities, performance, opportunities, development and business outlook that are forward-looking involve and are subject to known and unknown risks, uncertainties and other factors, some of which are beyond Neohydro Technologies’ control and difficult to predict, and could cause actual results to differ materially from those anticipated, expressed or forecasted in the forward-looking statements. Such risks and uncertainties may include, but are not limited to: lack of operating history, transitioning from a development company to an operating company, difficulties in distinguishing Neohydro Technologies’ products and services, ability to manufacture and deploy Neohydro Technologies’ products, lack of or delay in market acceptance and fluctuations in customer demand, dependence on a limited number of significant customers, reliance on third party vendors and strategic partners, availability of raw materials, subassemblies and components, ability to meet future capital requirements on acceptable terms, continuing uncertainty in the emissions reduction industry and the global economy, compliance with federal and state regulatory requirements, timing, availability and success of new technology and product introductions and the other factors discussed in Neohydro Technologies’ filings with the Securities and Exchange Commission.